Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Tony Thene	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

Alcoa Announces Price Determination Relating to Tender Offer

For 4.25% Notes due 2007

New York, NY – January 26, 2007 – Alcoa Inc. today announced that it has established the purchase price of its previously announced tender offer (the “Offer”) to purchase for cash any and all of its 4.25% Notes due 2007 (the “2007 Notes”).

The Offer will expire at 5:00 p.m., ET, on January 30, 2007 (the “Expiration Date”), unless the offer is extended or earlier terminated. Assuming the settlement date of February 1, 2007, Alcoa will pay $994.73 for each $1,000 principal amount of the 2007 Notes validly tendered and not validly withdrawn at any time before the Expiration Date.

Under the terms of the Offer, the purchase price for each $1,000 principal amount of 2007 Notes validly tendered and accepted for payment is based on a fixed spread of 10 basis points, or 0.10%, over the yield to maturity based on the bid side price of the 4% U.S. Treasury Note due August 31, 2007 (the “Reference Security”), as of 2:00 p.m., ET, on January 26, 2007 (the “Price Determination Date”). The yield on the Reference Security at such time was 5.151% and the tender offer yield was 5.251%.

Alcoa will also pay accrued and unpaid interest on the 2007 Notes accepted in the Offer to, but not including, the settlement date.

The Offer is being made upon and is subject to the terms and conditions set forth in the Offer to Purchase dated January 22, 2007 (the “Offer to Purchase”) and the related Letter of Transmittal. Subject to applicable law and certain provisions in the applicable indenture governing the 2007 Notes, Alcoa may, in its sole discretion, waive any condition applicable to the Offer and may extend or otherwise amend the Offer. The Offer is not conditioned on a minimum amount of 2007 Notes being tendered.

Deutsche Bank Securities Inc. and JPMorgan Securities Inc. are acting as Dealer Managers for the Offer. The Depositary and the Information Agent in all places other than Luxembourg is Global Bondholder Services Corporation. The Luxembourg Information Agent is Deutsche Bank Luxembourg SA. Copies of the Offer to Purchase and related offering materials are available by contacting the Information Agent at 866-736-2200 or the Luxembourg Information Agent at 00352-421-22-639. Questions regarding the Offer should be directed to Deutsche Bank Securities Inc., Liability Management Group at either 212-250-2955 or 866-627-0391 or JPMorgan at either 212-834-4802 or 866-834-4666.

This news release is neither an offer to purchase, an offer to sell nor a solicitation of an offer to purchase or sell any securities. The Offer is being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law.

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap® foils and plastic wraps, Alcoa® wheels, and Baco® household wraps. Among its other businesses are closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks. Alcoa has 124,000 employees in 44 countries and has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com.

Forward Looking Statement

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and prices for primary aluminum, alumina and other products; (b) material adverse changes in the markets served by Alcoa, including the transportation, building, construction, distribution, packaging, industrial gas turbine and other markets; (c) Alcoa’s inability to mitigate impacts from increased energy and raw materials costs, or other cost inflation; (d) Alcoa’s inability to achieve the level of cash generation, margin improvements, cost savings, or earnings or revenue growth anticipated by management; (e) Alcoa’s inability to complete its growth projects and integration of acquired facilities as planned and by targeted completion dates; (f) unfavorable changes in laws, governmental regulations or policies, currency exchange rates or competitive factors in the countries in which Alcoa operates; (g) significant legal proceedings or investigations adverse to Alcoa, including environmental, product liability, safety and health and other claims; and (h) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2005, Forms 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 and other reports filed with the Securities and Exchange Commission.